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                                                            EXHIBIT 10.32

                              AGREEMENT BETWEEN
                  GERALD M. CZARNECKI AND UNC INCORPORATED



      AGREEMENT dated as of November 22, 1994 between Gerald M.
Czarnecki and UNC Incorporated ("UNC").

      UNC hereby employs Gerald M. Czarnecki, and Gerald M. Czarnecki ("Employee") hereby accepts employment and agrees to serve as President and Chief Operating Officer of UNC. Employee and UNC hereby agree as follows with respect to such employment.

      1. Employee will report to the Chairman and Chief Executive Officer of UNC, and will be responsible for the operations, profitability and growth of UNC's operating units now owned or subsequently formed or acquired. Employee will be recommended to the Nominating Committee of the Board of Directors (the "Board") of UNC for election as a member of the Board not later than the annual meeting of the stockholders of UNC in 1995.

      2. The period of Employee's employment under this Agreement shall be three years. Following the second anniversary of this Agreement the period of employment under this Agreement shall be extended by successive additional one year terms unless terminated effective on any next following anniversary of this Agreement by written notice by either party to the other no less than thirty days prior to the end of any such one year period.

      3.    (a)   For all services rendered by Employee during the
            period of employment, UNC shall pay Employee a base salary at the rate of not less than $375,000 per year, subject to such periodic increases as the Management Development and Compensation Committee of the Board may approve.

            (b) Employee will be eligible to receive an award under UNC's Incentive Compensation Plan (the "Incentive Plan") beginning with the year ending December 31, 1995. Notwithstanding the provisions of the Incentive Plan, Employee's award for such year will be $225,000, and will be paid at the time that awards under the Incentive Plan are normally made. On and after January 1, 1996, employee will be subject to the provisions of the Incentive Plan regarding awards, if any, under the Incentive Plan, including eligibility to receive a discretionary award, which, if any, will be in the sole discretion of the Chairman
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            and Chief Executive Officer of UNC in the application
            of standards he applies generally in the recommendation of discretionary awards under the Incentive Plan to the Management Development and Compensation Committee of the Board.

      4.    (a)   Employee will be granted an option to purchase
            300,000 shares of common stock of UNC at 100% of the fair market value of a share of common stock of UNC on the New York Stock Exchange on the date of Employee's execution of this Agreement, pursuant to the 1985 and 1990 Stock Option Plans of UNC (the "Option Plans"), including the requirement that the exercise of options granted under the Option Plans is conditioned upon the option holder's purchase on the open market, within ninety days of the date of grant, of such number of shares equal to 25% of the number of shares for which the option is granted, and the holding of such shares throughout the period during which such option may be exercised. Such option will vest 20% on January 1, 1995 and on each January 1 thereafter until fully vested.

            (b) UNC will use its best efforts to ensure that the number of shares of common stock reserved for issuance under the Option Plans is sufficient to enable the exercise of the option granted to Employee under this Agreement. If, however, the number of shares available for issuance upon any attempted exercise of such option is insufficient, UNC will pay Employee in cash, in the form of stock appreciation rights as provided in the Option Plans, an amount equal to the difference between the option price per share and the fair market value per share on the date of attempted exercise, to the extent of such insufficiency.

      5. UNC will enter into a Participation Agreement with Employee under the Supplemental Employee Retirement
            Plan of UNC effective as of October 1, 1994.

      6. UNC shall pay or reimburse Employee for all reasonable travel or other expenses incurred in connection with the performance of Employee's duties under this Agreement in accordance with such procedures as UNC may from time to time establish.

      7. Employee shall have any additional benefits for which Employee, without action by the Board of Directors of UNC or any committee thereof, may be or become eligible under any group health, life insurance, disability, stock purchase, retirement income or other form of employee benefit plan or program of UNC now existing or that may hereafter be adopted by UNC.
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      8.    UNC will pay Employee $10,000 each year, payable in
            equal amounts in January and July (payable pro rata for the October 1 through December 31, 1994 period), in lieu of an automobile and other perquisites, and will provide Employee, at UNC's expense exclusive of any related tax liability of Employee, with a family membership, owned by UNC, at Old South Country Club, Lothian, Maryland.

      9. UNC will provide Employee with employee relocation benefits in accordance with UNC's policies currently in effect. Relocation reimbursements to Employee will include (a) temporary living expenses (initially hotel charges and meals, subsequently apartment rental and utilities) until the earlier of Employee's move into a new home in the Annapolis, Maryland area or June 1, 1995; (b) the move of Employee's office furnishings and equipment to UNC's offices; and (c) UNC's reimbursement to Employee of the monthly mortgage payments and real estate taxes on his present home, net of federal and state tax effect, until the earlier of the date that Employee's present home is sold or June 30, 1996.

      10. Employee agrees to comply with UNC's policies regarding the conduct of the businesses of UNC and its affiliates, as long as such policies do not violate federal or state laws. Employee acknowledges receipt of a copy of UNC's Standards of Ethical Business Conduct.

      11.   (a)   This Agreement may be terminated by UNC for cause
            by written notice to Employee, specifying the event relied upon for such termination within thirty days of such event. The term "cause" shall mean activity involving willful misconduct, gross negligence, failure of Employee to devote his full business time and attention to his duties hereunder, or breach of one or more express obligations under this Agreement, including any non-compliance by Employee with paragraph 10 of this Agreement. The termination by UNC of Employee's employment for any reason other than those specified in the preceding sentence shall be deemed to be a termination of his employment without cause, following which UNC will pay Employee the cash amounts that would otherwise become payable to Employee through the then remaining term of this Agreement.

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            (b)   Employee may terminate this Agreement in the
            event of, without Employee's prior written consent, any material adverse change or reduction by UNC of Employee's functions, duties or responsibilities, assignment by UNC of Employee to another place of employment more than fifty miles from UNC's current place of business, or other material breach of this Agreement by UNC, by written notice to UNC specifying the event relied upon for such termination within thirty days after such event. Such termination will have the same effect as a termination without cause by UNC as set forth in the last sentence of paragraph 11(a).

      12.   (a)   Employee may terminate this Agreement within
            sixty days of May 1, 1996 if Employee is not elected President and Chief Executive Officer of UNC prior to such date. Such termination will have the same effect as a termination of this Agreement without cause by UNC, provided that, for the purposes of determining the cash amounts that would otherwise become payable to Employee, five months will be deemed to have been added to the then remaining term of this Agreement.
            In lieu of any incentive compensation award or portion thereof to which Employee might otherwise become entitled in respect of such termination, UNC will pay to Employee an amount equal to the award paid to Employee in respect of 1995, including any discretionary award.

            (b) Employee may terminate this Agreement within sixty days of May 1, 1996 if Employee has not entered into an agreement with UNC relating to the terms and conditions of his employment as President and Chief Executive Officer of UNC prior to such date.
            Following such termination, Employee shall continue to receive payments at the time and in the amount of the payments of salary he had received immediately prior to such termination, except that UNC will not effect any withholding in respect of such payments. Such payments shall continue until Employee has accepted employment by another employer, or until the end of the balance of the term of his employment under this Agreement on the date of termination under this paragraph (b), whichever comes first. In addition to such payments, payment will be made to Employee of a non-discretionary bonus award under the Incentive Plan for 1996, if Employee would have been eligible to receive such award under the Incentive Plan had his employment not been terminated. The amount of such award will be pro rated for the portion of the year between January 1, 1996 and the date on which such termination occurs, and will be payable when awards under the Incentive Plan are paid generally.
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      13.   Employee's employment shall terminate immediately upon
            his death and his base salary shall be paid to his estate or legally appointed representative through the end of the month in which it occurs. If Employee becomes physically or mentally disabled so as to become unable, for a period of more than six consecutive months or for shorter periods aggregating at least six months during any twelve month period, to perform his duties hereunder on a substantially full-time basis, Employee's employment shall terminate, with no further payments of base salary or incentive compensation, as of the end of such six month or twelve month period. Such termination shall not affect Employee's benefits under UNC's disability insurance program then in effect.

      14.   (a)   For purposes of this Agreement, "Proprietary
            Information" means any and all discoveries, inventions, formulas, processes, techniques, methods, products, devices, ideas, trade secrets, copyrights, patents, trademarks, knowledge, information and materials (including business plans and financial information), and any improvements and modifications thereof, which (i) relate to or are capable of being applied to or used in connection with any business or activity carried on (or planned to be carried on) by UNC or any of its affiliates, (ii) may reasonably be of value to competitors of UNC or any of its affiliates, or to potential acquirors of UNC, or (iii) may be material to actual or potential holders of the equity securities of UNC.

            (b)   Employee will disclose to UNC any such
            Proprietary Information which he develops (alone or with others) during his employment or which he learns during his employment, and will cooperate fully in the establishment and maintenance of all rights of UNC and its affiliates in such Proprietary Information.

            (c) Employee will hold all Proprietary Information in strict confidence and will not unless specifically authorized in advance in writing by UNC, directly or indirectly, convey, transfer, lease, sell, assign, distribute, give, loan, license, publish, use, disclose or otherwise employ any Proprietary
            Information.
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      15.   (a)   Employee (i) during the period of his employment
            with UNC, will not, directly or indirectly, on his own behalf or as a partner, officer, director, trustee, employee, agent, consultant or member of any person, firm, or corporation, or otherwise, enter into the employ of, render any service to or engage in any business or activity which is the same as or competitive with any business or activity conducted by UNC or any of its affiliates; and (ii) during the two-year period following the termination of such employment, will not directly or indirectly, in any such manner, enter into the employ of, render any service to or engage in a business or activity which is the same as, similar to or competitive with any business or activity conducted by UNC or any of its affiliates.

            (b) During the period of his employment and until two years after termination of his employment, Employee will not, directly or indirectly, on his own behalf or as a partner, shareholder, officer, employee, director, trustee, agent, consultant, or member of any person, firm or corporation, or otherwise, employ, seek to employ or otherwise obtain or seek the services of any employee of UNC or of any of its affiliates.

            If any covenant or agreement contained in this paragraph 15 is found by a court having jurisdiction to be unreasonable in duration, geographical scope or character of restriction, the covenant or agreement shall not be rendered unenforceable thereby but rather the duration, geographical scope, or character of restriction of such covenant or agreement shall be reduced or modified with retroactive effect to make such covenant or agreement reasonable, and such covenant or agreement shall be enforced as so modified.

      16.   (a)   In the event of any litigation or other
            proceeding between UNC and Employee with respect to this Agreement, UNC will reimburse Employee for all reasonable costs and expenses relating to such litigation or other proceeding, including reasonable attorneys' fees and expenses if such litigation or proceeding results in a judgment or order in favor of Employee from which no appeal is or may be taken.
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            (b)   In the event of any dispute between UNC and
            Employee with respect to this Agreement, Employee or UNC may, in his or its sole discretion by notice to the other, require such dispute to be submitted to arbitration. The arbitrator shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within thirty days after the giving of such notice, the arbitrator shall be selected by the American Arbitration Association. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal. Execution of the determination by such arbitrator may be sought in any court having jurisdiction. Unless otherwise agreed by the parties, any such arbitration shall take place in Anne Arundel County, Maryland and shall be conducted in accordance with the rules of the American Arbitration Association.

      17.   (a)   Employee may not assign, transfer, convey,
            mortgage, hypothecate, pledge, or in any way encumber the compensation or other benefits payable to him or any rights which he may have under this Agreement. Neither Employee nor his beneficiary or beneficiaries shall have any right to receive any compensation or other benefits under this Agreement except at the time, in the amounts and in the manner provided in this Agreement.

            (b)   This Agreement will inure to the benefit of and
            will be binding upon any successor to UNC.   As used
            in this Agreement, the term "successor" means any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of UNC. This Agreement may not be otherwise assigned by UNC.

      18. This Agreement and the Agreement dated as of October 1, 1994, relating to a change in control of UNC, are the only agreements between UNC and Employee regarding Employee's employment by UNC. This Agreement and the Agreement dated as of October 1, 1994 supersede any and all other agreements and understandings, written or oral, between UNC and Employee. In the event there is a change in control of UNC, as defined in the Agreement dated as of October 1, 1994, and a conflict exists between this Agreement and such Agreement, then the agreement provisions more favorable to Employee will control.
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      19.   A waiver by either party of any provision of this
            Agreement or of any breach of such provision in any instance shall not be deemed or construed to be a waiver of such provision for the future, or of any subsequent breach of such provision.

      20. This Agreement may be amended, modified or changed only by further written agreement between UNC and Employee duly executed by both parties, referring specifically to the provision(s) of this Agreement amended thereby, and effective no earlier than the date of such written agreement unless by its express terms such written agreement is to be effective on or as of some earlier or later date set forth in such written agreement.

      21. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when deposited in the United States mail, certified or registered mail, postage prepaid. Any notice to be given by Employee hereunder shall be addressed to UNC to the attention of its Chairman and Chief Executive Officer at its main offices, 175 Admiral Cochrane Drive, Annapolis, MD 21401, with a copy to the Senior Vice President, General Counsel and Secretary of UNC. Any notice to be given Employee shall be addressed to Employee at his residence address last provided by Employee to UNC. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms of this paragraph.

      IN WITNESS WHEREOF, and intending to be legally bound, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                               UNC INCORPORATED



                               By: /s/ Dan A. Colussy
                                  ----------------------------
                                  Dan A. Colussy
                                  Chairman and Chief Executive Officer


/s/ Gerald M. Czarnecki
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Gerald M. Czarnecki